Exhibit 10.1

February 6, 2012

Metabolix, Inc.

21 Erie Street

Cambridge, MA 02139

Re:                             Shareholder Rights Agreement

Ladies and Gentlemen:

The undersigned (“we” or “us”) hereby advise Metabolix, Inc. (“Metabolix” or “you”) that, as of the date hereof, we may be deemed to have beneficial ownership of up to 5,091,295 shares (the “Initial Shares”), or approximately 14.9%, of the outstanding common stock, par value $0.01 per share (the “Common Stock”), of Metabolix, based on 34,113,882 shares of Common Stock outstanding on October 26, 2011 as reported in Metabolix’s Form 10-Q for the period ended September 30, 2011.  This number consists of (i) 3,124,876 shares owned by Jack W. Schuler, (ii) 50,600 shares owned by Renate Schuler and (iii) 1,915,819 shares owed by the Schuler Family Foundation, a tax-exempt private operating foundation of which Jack W. Schuler and Renate Schuler serve as two of the three directors.  We did not acquire and do not hold the Initial Shares with any purpose, or with the effect, of changing or influencing the control of Metabolix, or in connection with or as a participant in any transaction having that purpose or effect (any such purpose or effect being hereinafter referred to as “Control Intent”), and, as such, currently report our beneficial ownership of the Initial Shares on Schedule 13G under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Based on these representations and the representations and covenants set forth below, we hereby request that Metabolix amend its shareholder rights agreement (“Plan”) to provide that, so long as we and our Affiliates and Associates (as defined in the Plan) do not at any time hereafter have Control Intent, we and our Affiliates and Associates may acquire additional shares of Common Stock (together with the Initial Shares, the “Shares”) without becoming Acquiring Persons (as defined in the Plan) provided that the collective Beneficial Ownership (as defined in the Plan) of us and our Affiliates and Associates does not at any time equal or exceed 20% of the then outstanding shares of Common Stock (the “Exemption”).

As consideration for such amendment, we hereby agree that:

1.                                      We acknowledge and agree that if at any time hereafter our Beneficial Ownership of Shares shall equal or exceed 15% of the then outstanding shares of Common Stock and at such time we have Control Intent or otherwise are required to report our ownership on a Schedule 13D under the Exchange Act (other than an initial Schedule 13D filed solely to report the terms of this letter agreement or, subsequent to such initial Schedule 13D, acquisitions or dispositions of Common

Stock expressly permitted by this letter agreement), the Exemption shall immediately terminate and be of no further force or effect and we shall immediately become Acquiring Persons.  Additionally, we acknowledge and agree that if at any time hereafter (and following the time our Beneficial Ownership of Shares first equals or exceeds 15% of the then outstanding shares of Common Stock) our Beneficial Ownership of Shares is less than 15% of the then outstanding shares of Common Stock, then, provided none of us nor any of our Affiliates and Associates shall have otherwise become an Acquiring Person (including as a result of the preceding sentence), the Exemption shall immediately terminate and be of no further force or effect, and we and our Affiliates and Associates shall be subject to the terms of the Plan as if the Exemption had not been granted.  Without limiting the generality of the foregoing, we acknowledge and agree that upon termination of the Exemption under circumstances where we and our Affiliates and Associates have become the Beneficial Owners of an aggregate of less than 15% of the then outstanding shares of Common Stock and did not otherwise become Acquiring Persons at any time, we and our Affiliates and Associates shall become Acquiring Persons if our collective Beneficial Ownership thereafter equals or exceeds 15% of the then outstanding shares of Common Stock.  Additionally, neither us nor any of our Affiliates or Associates shall take any direct or indirect action to challenge the validity of the Plan, as amended.

2.                                      Neither we nor any of our Affiliates or Associates shall vote, at any annual or special meeting of stockholders of Metabolix, or provide any written consent or proxy with respect to, the shares of Metabolix that we may be deemed to Beneficially Own, except that we shall vote or provide our written consent or proxy as recommended by the Board of Directors of Metabolix in connection with any annual or special meeting of stockholders of Metabolix or in connection with any written consent of such stockholders.  We and our Affiliates and Associates shall use all reasonable commercial efforts to have all shares that may be deemed to be Beneficially Owned by any of us or our Affiliates and Associates to be present for quorum purposes at all duly called Metabolix stockholder meetings.  In furtherance of the foregoing, we and our Affiliates and Associates shall deliver executed proxies to Metabolix not less than seven (7) days prior to such stockholder meeting.

3.                                      In the event that any of us or our Affiliates or Associates proposes to sell in a bona fide transaction any shares of Metabolix (other than a sale in a “broker’s transaction” or in a transaction directly with a “market maker,” in either case in a manner of sale consistent with paragraph (f) of Rule 144 under the Securities Act of 1933, as amended), then we shall provide to Metabolix not fewer than ten (10) days’ written notice of such proposed transaction (the “Private Sale”), specifying the number of shares proposed to be sold, the price at which the shares are to be sold, and the proposed purchaser of such shares.  In addition, if (after reasonable inquiry by us) it is determined that the proposed purchaser in such Private Sale would own (assuming consummation of the Private Sale) more than 5% of the then outstanding shares of Common Stock (whether alone or as part of a “group”

of persons within the meaning of Section 13(d)(3) of the Exchange Act), then the advance notice requirement set forth above shall be thirty (30) days, not ten (10) days, and Metabolix shall have a “Right of First Refusal” with respect to the shares to be sold (the “Subject Shares”).

For purposes hereof, “Right of First Refusal” shall mean the right of Metabolix (and/or its designees) to acquire for cash all, but not less than all, of the Subject Shares to be sold at the same price offered to the third party as specified in our notice, Metabolix must notify us within the thirty (30) day notice period of any election to exercise the Right of First Refusal and, either itself and/or its designees, must also be ready, willing and able to consummate the transaction at the end of such thirty-day period.  If the price specified in our notice is other than a cash price, the Right of First Refusal may be exercised at the simple average of all closing prices as reported by Nasdaq during all trading days between and including the first and twenty-fifth day of the thirty-day notice period.

4.                                      Neither we nor any of our Affiliates or Associates shall purchase any shares of Common Stock if, after such purchase, our aggregate Beneficial Ownership would equal or exceed 20% of the then outstanding shares of Common Stock.  Moreover, if at any time we or any of our Affiliates or Associates purchase enough shares of Common Stock such that our aggregate beneficial ownership would equal or exceed 20% of the then outstanding shares of Common Stock, then we and our Affiliates and Associates shall automatically be deemed Acquiring Persons under the Plan upon consummation of such purchase.

5.                                      Neither we nor any of our Affiliates or Associates shall:

(a)                                 make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” or “consents” to vote (as such terms are used in the rules of the Securities and Exchange Commission (“SEC”) or seek to advise or influence any person or entity with respect to the voting of any voting securities of Metabolix;

(b)                                 make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) (i) any merger, consolidation, business combination, tender or exchange offer, purchase of the Company’s assets or businesses, or similar transactions involving the Company or (ii) any recapitalization, restructuring, liquidation or other extraordinary transaction involving Metabolix or any of its securities or assets;

(c)                                  form, join or in any way participate, directly or indirectly, in a “group” as defined in Section 13(d)(3) of the Exchange Act in connection with any of the matters set forth in this paragraph 5;

(d)                                 otherwise act or seek to control or influence the management, Board of Directors or policies of Metabolix;

(e)                                  take any action that could reasonably be expected to require Metabolix to make a public announcement regarding the possibility of any of the events described in clauses (a) through (d) above; or

(f)                                   request Metabolix or any of its representatives, directly or indirectly, to amend or waive any provision of this paragraph 5 (including this subsection (f)).

6.                                      This entire letter agreement, including without limitation the Exemption and the representations and covenants set forth in Paragraphs 2, 3 and 5, shall become effective upon the date and time at which the Beneficial Ownership of us and our Affiliates and Associates first equals or exceeds 15% of the then outstanding shares of Common Stock (the “Effectiveness Date”). We shall provide Metabolix with written notice of the Effectiveness Date no later than twenty-four (24) hours following the occurrence thereof.  Our representations and covenants set forth in Paragraphs 2, 3 and 5 shall automatically terminate on the date of the Exemption’s termination for any reason, other than as a result of our material breach of this letter agreement or as a result of any of us or our Affiliates or Associates becoming an Acquiring Person.  The remaining covenants shall survive such termination.

If the foregoing is acceptable to Metabolix, please countersign below as indicated.  Upon your signature and approval by the Board of Directors of Metabolix, this letter shall become the binding agreement of Metabolix, Jack W. Schuler, Renate Schuler and the Schuler Family Foundation.

Sincerely,

/s/ Jack W. Schuler
Jack W. Schuler

/s/ Renate Schuler
Renate Schuler

Schuler Family Foundation

	By:	/s/ Jack W. Schuler
Name: Jack W. Schuler
Title: Director
The foregoing is hereby accepted:

Metabolix, Inc.

By:	/s/ Richard P. Eno
Name: Richard P. Eno
Title: Chief Executive Officer